Exhibit 99.1
P.F. CHANG’S THIRD QUARTER REVENUES GROW 17%
SCOTTSDALE, ARIZONA (October 5, 2005) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 17% to $203.0 million for the third quarter ended October 2, 2005 from $174.0 million in the third quarter of 2004. Sales at the company’s P.F. Chang’s China Bistro units accounted for $168.6 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $34.4 million of consolidated revenues.
For the thirteen weeks ended October 2, 2005, comparable store sales declined 0.8% at the Bistro and increased 2.8% at Pei Wei as compared to the thirteen weeks ended October 3, 2004. The decline at the Bistro was the result of a decrease in customer traffic partially offset by a 1% price increase. The increase at Pei Wei was the result of customer traffic growth as well as a price increase of 1.5%. Comparable store sales declined 2.0% for July, increased 0.3% for August and declined 0.4% for September at the Bistro and increased 3.9%, 4.0% and 0.4% respectively for July, August and September at Pei Wei.
During the third quarter of 2005, the company opened 5 new Bistro units and 7 new Pei Wei units. One Bistro restaurant in Metairie, Louisiana was closed due to Hurricane Katrina. The Company has not set a definitive timeline for the reopening of the restaurant.
During the third quarter of 2005, the company lost 144 partial or whole days due to hurricane activity resulting in a revenue loss of approximately $1.3 million. At the Bistro, 104 lost days translated to roughly $1.1 million of revenues while Pei Wei lost 40 days and $0.2 million of revenues. The lost revenues negatively impacted comparable store sales at the Bistro by 0.4% and at Pei Wei by 0.5% for the third quarter.
The company intends to release its third quarter earnings results on October 26, 2005 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service in a sophisticated contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.
The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang's China Bistro, Inc.		(480) 888-3000

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Bert Vivian	bertv@pfchangs.com

P.F. Chang’s China Bistro
Supplemental Sales Information
Year of Unit Opening (1)

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	2005	Total

Units	11	10	13	16	13	14	18	18	12	125

Sales (000)

1Q05	20,173	15,178	19,347	24,256	19,247	18,298	24,577	21,148	1,356	163,580
2Q05	20,041	14,949	19,315	24,273	18,690	17,588	24,510	21,121	5,930	166,418
3Q05	18,952	14,977	18,951	23,718	18,095	17,028	24,160	20,640	12,092	168,612
2005	59,167	45,105	57,613	72,247	56,032	52,914	73,246	62,909	19,378	498,609

Average Weekly Sales (AWS)

1Q05	129,314	116,753	114,477	116,617	113,885	100,538	105,028	90,375	135,612	109,637
2Q05	128,471	114,995	114,288	116,695	110,594	96,640	104,742	90,262	121,025	108,699
3Q05	125,512	115,211	112,138	114,028	107,068	93,560	103,247	88,203	103,347	105,779
2005	127,790	115,653	113,634	115,780	110,516	96,913	104,339	89,614	110,102	107,994

Year-Over-Year Change in AWS (2)

1Q05	4.3%	1.2%	4.6%	3.3%	2.1%	3.4%	1.0%	-4.7%	—	2.5%
2Q05	4.4%	0.0%	3.0%	2.9%	1.0%	1.9%	1.8%	-6.1%	—	1.6%
3Q05	2.9%	-1.2%	-0.4%	-1.1%	-0.7%	-1.5%	-0.3%	-7.9%	—	-1.1%
2005	3.9%	0.0%	2.4%	1.7%	0.8%	1.3%	0.8%	-6.7%	—	1.0%

Year-Over-Year Change Comp Store Sales (3)

Units	11	10	13	16	13	14	18	7	—	102
1Q05	3.3%	1.2%	4.6%	3.3%	2.1%	3.4%	1.6%	—	—	2.9%
2Q05	2.4%	0.0%	3.0%	2.9%	1.0%	1.9%	1.7%	-6.4%	—	1.9%
3Q05	-0.2%	-1.2%	-0.4%	-1.1%	-0.7%	-1.5%	-0.3%	-2.0%	—	-0.8%
2005	1.9%	0.0%	2.4%	1.7%	0.8%	1.3%	0.9%	-2.5%	—	1.3%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	Total

Units	1	4	11	17	20	15	68
Sales (000)

1Q05	934	2,424	6,292	9,401	11,167	416	30,634
2Q05	898	2,289	6,095	9,239	10,851	2,265	31,638
3Q05	738	2,203	5,957	9,109	10,314	6,117	34,437
2005	2,570	6,916	18,344	27,750	32,332	8,798	96,710
Average Weekly Sales (AWS)

1Q05	71,822	46,621	44,001	42,537	42,949	46,224	43,888
2Q05	69,064	44,012	42,624	41,807	41,736	42,744	42,639
3Q05	56,784	42,366	41,653	41,218	39,670	39,461	40,802
2005	65,890	44,334	42,760	41,855	41,451	40,545	42,342
Year-Over-Year Change in AWS (2)

1Q05	7.2%	5.6%	6.2%	5.9%	0.7%	—	5.6%
2Q05	4.9%	5.3%	7.4%	6.0%	1.7%	—	5.3%
3Q05	-12.0%	4.4%	5.8%	2.3%	-2.2%	—	1.5%
2005	0.2%	5.1%	6.4%	4.7%	-0.5%	—	4.0%
Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	8	—	41

1Q05	7.2%	5.6%	6.2%	5.8%	—	—	6.0%
2Q05	4.9%	5.3%	7.4%	6.0%	10.9%	—	6.3%
3Q05	-12.0%	4.4%	5.8%	2.3%	1.5%	—	2.8%
2005	0.2%	5.1%	6.4%	4.6%	1.8%	—	4.9%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.